Exhibit 99.1
FranklinCovey and Peterson Partners Form New Company to Acquire FranklinCovey’s Consumer Business Unit.

FranklinCovey to Use Proceeds From Sale to Repurchase Common Stock.

SALT LAKE CITY, May 22, 2008, — FranklinCovey (NYSE: FC) today announced that it has entered into an agreement with Peterson Partners to create a new company, Franklin Covey Products, LLC.  This new company will purchase substantially all of the assets of FranklinCovey’s Consumer Solutions Business Unit (CSBU) and, pursuant to a comprehensive license agreement, will continue expanding CSBU’s planner and other branded consumer products businesses through its proprietary channels and through third-party retailers worldwide.  FranklinCovey will focus its full resources on the continued expansion of its training, consulting, content-rich media and thought leadership businesses, which currently operate in 147 countries.

The new company, which will be controlled by Peterson Partners, will purchase the CSBU assets for $32.0M in cash subject to adjustments for net working capital.  FranklinCovey will invest $1.7M to purchase a 19.5% voting interest in the new company, will make a $1.0M interest bearing preferred capital contribution and will also have the opportunity to earn contingent license fees as the new company achieves certain performance objectives. FranklinCovey intends to utilize the sale proceeds to repurchase a substantial number of shares of its common stock pursuant to a Dutch auction tender offer, which it anticipates would commence shortly after the closing of the transaction.

Peterson Partners, a leading Intermountain West investment firm based in Salt Lake City, Utah, specializes in investing in small to mid-sized companies and has a track record of successful investments including JetBlue, Making Memories, EnergySolutions, 3form, Cranium, Asurion, Instashred, Winder Farms, MITY Enterprises and Diamond Rental. Founded in 1995, Peterson Partners has managed over $400 million in committed capital through five funds.

Sarah Merz, current President of the CSBU, will be named Chief Executive Officer of Franklin Covey Products, LLC and will serve on its board of managers.  Robert A. Whitman, Chairman and Chief Executive Officer of Franklin Covey, has agreed to also serve as Chairman of the board of managers of FranklinCovey Products, LLC for a period of three years. Whitman will serve without compensation.  The jobs and responsibilities of CSBU’s other officers and employees are not expected to be affected by the transaction.   Merz and her other senior officers will own significant equity interests in Franklin Covey Products, LLC.

The CSBU is primarily focused on sales of the Company’s planners and other hard goods products to individual customers and small business organizations and includes the operations of the company’s domestic retail stores, consumer direct channels, wholesale operations, international product channels and other related distribution channels, including government product sales and domestic printing and publishing operations.  Some of the Company’s best-known consumer products include the popular FranklinCovey Planning System™, PlanPlus Planning Software,™ and  PlanPlus Online™, as well as a line of binders, business cases, totes, and other productivity and organizational tools and accessories.  Franklin Covey Products, LLC will assume all of CSBU’s channels and offerings, and plans to further expand CSBU’s already strong pipeline of new products and offerings.

FranklinCovey to Focus on Accelerating Growth in its Training, Consulting, Content-Rich Media and Thought Leadership Businesses

“Over the past several years, the strategic focus of both our CSBU and Organizational Solutions Business Unit (OSBU) has changed significantly.  The OSBU’s business has grown significantly, both domestically and internationally," said Robert A. Whitman, Chairman and Chief Executive of FranklinCovey. “While its historical time management and individual effectiveness solutions have also grown, it has added new solution categories, including Leadership, Execution, and Customer Loyalty, which have grown even more rapidly.  As a consequence, the extent of overlap between our training and consulting offerings and our hard goods products has diminished. Meanwhile, the CSBU has expanded its distribution into more than 13,000 third-party outlets, including office superstores and other large retail chains.  In the process, CSBU has grown its annual planner sales from approximately 4.8M units to almost 5.2M units in the past three years.

"Over the last five years, FranklinCovey has achieved a very substantial financial turnaround in both major business units.  After significant analysis and deliberation, however, it became apparent to us that the business units would be able to operate more effectively as separate companies, each with clear and distinct strategic objectives, market definitions, and competitive sets.  Each business can now focus its full attention on building value within its own markets, while continuing to partner with each other on key initiatives.”

Franklin Covey Products, LLC

Jordan Clements, Managing Partner, Peterson Partners, said, “This transaction represents a tremendous opportunity for Peterson Partners to invest in the premier company in the stable, billion-dollar planner industry. Franklin Covey Products, LLC will be led by a smart and determined management team, which has proven to be outstanding at the continuous process of building value in a company. We’re tremendously impressed with our new CEO, Sarah Merz.  We anticipate that our human and investment capital will augment Sarah’s already successful team. We are also looking forward to a long and close relationship with FranklinCovey, an organization for which we have enormous respect. Peterson Partners has tremendous regard for Bob Whitman and his leadership abilities were integral to Peterson’s investment decision.  Bob’s continuing participation as Chairman of the new company is a huge plus for Franklin Covey Products, LLC.”

Under the terms of the transaction, all products to be sold by the new company will continue to carry the FranklinCovey brand name. The FranklinCovey retail stores will also continue to operate under the FranklinCovey name, which Franklin Covey Products Co. will license from FranklinCovey. The licensing agreement makes the transaction seamless with no negative effect on customers or clients of either organization.

The transaction is expected to close in approximately sixty days.  While closing is subject to customary conditions, due diligence and the negotiation of key agreements has been largely completed prior to the signing of the sale agreement.  The management and operations of Franklin Covey Products, LLC are expected to remain on FranklinCovey’s campus located in Salt Lake City, Utah.

“Peterson Partners has a proven track record of success.  We are delighted that Peterson Partners is excited about the strategic opportunity offered by Franklin Covey Products, LLC, since Peterson Partners shares our commitment to the CSBU employees, and to Salt Lake City.  Because this is an intricate and long-term relationship, it was important to find a partner committed to the FranklinCovey brand, customers and employees,” said Bob Whitman.

Joel C. Peterson, a founding general partner and significant investor in Peterson Partners, is also a member of FranklinCovey’s board of directors.  Mr. Peterson insulated himself from any substantive knowledge about a possible transaction, and recused himself from any involvement in discussions or deliberations within both FranklinCovey or Peterson Partners.  A special recapitalization committee was formed more than a year ago to consider the possibility of a transaction.  This committee and the FranklinCovey board, with guidance from their financial advisor, ThinkPanmure, LLC, and their legal advisors Dorsey & Whitney, LLP, and Jones Day, conducted a rigorous market due diligence and board review process prior to authorizing execution of the agreement.

Audio Web Cast

The Company will hold an investor web cast on Friday, May 23, 2008 at 9:00 a.m. (Mountain Daylight Time) to discuss the Sale Agreement and other business matters.  Interested parties may participate in the web cast by calling (800) 435-1398, participant code: 38649130; or by logging on to http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=102601&eventID=1857100.

About FranklinCovey

FranklinCovey is a global leader in effectiveness training, productivity tools and assessment services for organizations and individuals. FranklinCovey helps companies succeed by unleashing the power of their workforce to focus and execute on top business priorities.  Clients include 90 percent of the Fortune 100, more than 75 percent of the Fortune 500, thousands of small and mid-sized businesses, as well as numerous government entities and educational institutions. Organizations and individuals access FranklinCovey products and services through corporate training, licensed client facilitators, one-on-one coaching, public workshops, catalogs, more than 70 retail stores, and www.franklincovey.com. FranklinCovey has nearly 1,500 associates providing professional services and products in 39 offices and in 95 countries.

About Peterson Partners

Peterson Partners, a leading Intermountain West investment firm based in Salt Lake City, Utah, specializes in investing in small to mid-sized companies, and has a track record of successful investments including JetBlue, Making Memories, EnergySolutions, 3form, Cranium, Asurion, Instashred, Winder Farms, MITY Enterprises, and Diamond Rental. Founded in 1995, Peterson Partners has managed over $400 million in committed capital through five funds.

Forward-Looking Statements

This press release contains forward-looking statements related to, among other things, the completion of the sale of the CSBU, the tender offer, and the other transactions contemplated by the sale agreement.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those contemplated in the forward-looking statements.  Such risks and uncertainties include, but are not limited to, the ability of the parties to the sale agreement to satisfy the conditions to closing specified in the sale agreement, and other risks and uncertainties outlined in the Company’s documents filed with the SEC, including the Company’s most recent annual report on Form 10-K for the fiscal year ended August 31, 2007 as filed with the Securities and Exchange Commission.  All forward-looking statements and other information in this press release are based upon information available as of the date of this press release.  Such information may change or become invalid after the date of this press release, and, by making these forward-looking statements, the Company undertakes no obligation to update these statements after the date of this press release, except as required by law.

Tender Offer Statement

This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any shares. The full details of any tender offer, including complete instructions on how to tender shares, will be included in the offer to purchase, the letter of transmittal and related materials, which would be mailed to shareholders promptly following commencement of the offer. Shareholders should read carefully the offer to purchase, the letter of transmittal and other related materials when they are available because they will contain important information. Shareholders may obtain free copies, when available, of the offer to purchase and other related materials that will be filed by FranklinCovey with the Securities and Exchange Commission at the Commission’s website at www.sec.gov. When available, shareholders also may obtain a copy of these documents, free of charge, from FranklinCovey’s information agent to be appointed in connection with the offer.

Investor Contact: FranklinCovey Steve Young 801-817-1776 Steve.Young@franklincovey.com	Media Contact: FranklinCovey Debra Lund 801-244-4474 Debra.Lund@franklincovey.com
Investor Contact: Peterson Partners Jordan Clements 801-365-0180 Jordan@petersonpartnerslp.com